AMENDMENT TO AMENDED AND RESTATED BYLAWS OF
NEOGENOMICS, INC.,
a Nevada corporation

April 4, 2025
The Amended and Restated Bylaws of NeoGenomics, Inc. are amended by inserting the following as Section 1.11.

Section 1.11. Nominations for Directors.

(a)Nominations for the election of directors may be made by the Board or by any Nominating Person (as defined herein) who (i) is entitled to vote for the election of directors and (ii) was a stockholder of record at the time of the giving of the notice contemplated in Section 1.11(b), and (iii) complies with the notice procedures set forth in this section. The term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting and (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made.

(b)Any Nominating Person may nominate persons for election as directors only if written notice of such Nominating Person’s intention to make such nomination is delivered or mailed to and received by the Secretary, at the Company’s corporate headquarters not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, (i) if the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Nominating Person in order to be timely must be so received not later than the close of business on the tenth (10th) day following the date on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs, or (ii) if an election of directors is to be held at a special meeting of stockholders for the election of directors, notice by the Nominating Person in order to be timely must be so received not later than the close of business on the seventh (7th) day following the date on which notice of such meeting is first given to stockholders. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the delivery of such notice.

(c)Each such Nominating Person shall be signed and verified by the Nominating Person under penalties of perjury, and shall set forth:

(i)the name and address of the Nominating Person who intends to make the nomination and of the person or persons to be nominated;

(ii)the class and number of shares of stock of the Company that are, directly or indirectly, owned beneficially or of record by the Nominating Person or any Stockholder Associated Person (as defined below);

(iii)a representation that the Nominating Person intends to appear in person or by proxy at the meeting to nominate the person or person specified in the notice;

(iv)a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the last three years, and any other material relationship, if any, between or concerning such Nominating Person and any Stockholder Associated Person, on the one hand, and the proposed nominee, and his or her affiliates or associates, or others with whom they are acting in concert, on the other hand (naming such person or persons) pursuant to which the nomination or nominations are to be made by such Nominating Person;

(v)any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Company or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (each, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such Nominating Person or any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Company of the Nominating Person or any Stockholder Associated Person;

(vi)any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Person or any Stockholder Associated Person has a right to vote any securities of the Company;

(vii) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Nominating Person or any Stockholder Associated Person is a general partner or beneficially owns an interest in a general partner;

(viii)any performance-related fees (other than an asset-based fee) that such Nominating Person or any Stockholder Associated Person is entitled to based on any increase or decrease in value of the shares of stock of the Company or Derivative Instruments;

(ix)a representation as to whether the Nominating Person intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required to approve the nomination, (B) solicit proxies in support of nominees other than persons nominated by or at the direction of the Board, in accordance with Rule 14a-19 promulgated under the Exchange Act or (C) otherwise to solicit proxies from stockholders in support of such nomination;

(x)such other information regarding each nominee proposed by such Nominating Person as would have been required to be included in a proxy statement filed pursuant to the proxy rules promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), had each nominee been nominated, or proposed to be nominated by the Board; and

(xi)such additional information required to be provided by Section 1.10(e), to the extent not otherwise required by this Section 1.11.

For purposes of these bylaws, (i) “affiliate” and “associate” have the meaning given to those terms in Rule 12b-2 under the Act; (ii) a “Stockholder Associated Person” of any stockholder means (A) the beneficial owner or beneficial owners of the Company’s stock owned of record by such stockholder, (B) any affiliate or associate of such stockholder or beneficial owner, and (C) any person acting in concert with such stockholder or beneficial owner or any of their respective affiliates or associates; and (iii) a person shall be deemed to be “acting in concert” with another person if such person has an agreement, arrangement or understanding (whether or not in writing) with such other person to act towards attaining a common goal relating to the management, governance or control of the Company with such other person.

(d)Each such notice must be accompanied by an original signed written consent of each nominee, if elected, to serve as a director of the Company.

(e)In addition to the requirements of this Section 1.11 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations, including the provisions of Rule 14a-19. Upon request by the Company, any Nominating Person shall deliver to the Company no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of the Exchange Act with respect to such nominations and the solicitation of proxies or votes for the Nominating Person’s candidates. Each Nominating Person shall also use a proxy card color other than white, which proxy card color shall be reserved for use by the Company.

(f)The chairperson of a meeting of the stockholders may disregard the nomination of any person not made in compliance with the foregoing procedures. The chairperson may also disregard any proxies or votes solicited for the Nominating Person’s candidates if such proxies or votes were not in compliance with the Exchange Act or other applicable law.